Exhibit 99.1

For Immediate Release

SL INDUSTRIES, INC. ANNOUNCES FINANCIAL RESULTS
FOR ITS SECOND QUARTER ENDED JUNE 30, 2009

MT. LAUREL, NEW JERSEY, August 13,  2009 . . . SL INDUSTRIES, INC. (NYSE AMEX:SLI) announced today that net sales for the second quarter ended June 30, 2009 were $34,956,000, compared to $48,734,000 for the second quarter last year.  Loss from continuing operations was $347,000, or $0.06 per diluted share, compared to income from continuing operations of $1,999,000, or $0.34 per diluted share, for the same period in 2008. Included in the Company’s second quarter results were restructuring charges of $534,000, which related to severance costs necessary to downsize staff and overhead expenses in line with current business levels. Not including these non-recurring charges, the Company would have recorded a loss from continuing operations of $20,000, or less than $0.01 per diluted share.

Net sales from continuing operations for the six months ended June 30, 2009 were $71,188,000, compared to net sales of $94,096,000 for the six months ended June 30, 2008. Loss from continuing operations for the six months ended June 30, 2009 was $102,000, or $0.02 per diluted share, compared to income from continuing operations of $3,346,000, or $0.56 per diluted share, for the same period last year. Included in the Company’s first half results were restructuring charges of $534,000, which related to severance costs necessary to downsize staff and overhead expenses, as mentioned above. Not including these extraordinary charges, the Company would have recorded income from continuing operations of $225,000, or $0.04 per diluted share.

Loss from discontinued operations, net of tax, was $283,000 for the first six months of 2009, compared to a loss from discontinued operations, net of tax, of $453,000 for the same period last year. As a result, for the six-month period ended June 30, 2009, the Company recorded net loss of $385,000, or $0.06 per diluted share, compared to net income of $2,893,000, or $0.48 per diluted share, for the same period last year.

The Company’s four business segments all recorded lower results for the first six months of 2009. SL Power Electronics Corp. recorded net sales of $26,314,000 and operating loss of $577,000, as compared to net sales of $39,026,000 and operating income of $1,586,000 for the same period in 2008. The High Power Group recorded net sales of $21,937,000 and operating income of $1,233,000, as compared to net sales of $29,225,000 and operating income of $2,974,000 for the same period last year. SL Montevideo Technology, Inc. recorded net sales of $13,358,000 and operating income of $1,778,000, as compared to net sales of $15,085,000 and operating income of $2,053,000 for the first six months of 2008. RFL Electronics Inc. recorded net sales of $9,579,000 and operating income of $639,000, as compared to net sales of $10,760,000 and operating income of $764,000 for the same period last year.

Engineering and product development expenses for the first six months of 2009 decreased by $774,000, or approximately 11%, as compared to the same period last year. This decrease was primarily attributable to the Power Electronics Group, which reduced facility costs, consulting expenses and agency fees.

The Company reported net new orders of $30.0 million in the second quarter of 2009, compared to net new orders of $49.7 million in the second quarter of 2008. Backlog at June 30, 2009 was $51.5 million, as compared to $61.7 million a year earlier.

Commenting on the results, James Taylor, President and Chief Executive Officer of SL Industries, said, “Business levels appeared to stabilize during the second quarter, albeit at severely depressed levels. For the past several months the Company’s book-to-bill ratio has maintained parity. A sense of uncertainty regarding the economy has caused customers to reduce capital investment in all of the Company’s served markets, with the exception of military programs. Bookings are 29% below prior year, and sales have decreased 24% from the first half of 2008.”

“Our analysis of the market data, as well as discussions with industry sources, confirm that the extremely low level of demand is widespread and is affecting customers, suppliers and competitors alike. During this period the Company has aggressively reduced its cost structure to properly align capacity with current business levels. Plans were implemented in the first quarter to decrease factory overhead and operating expenses. Additional cost cuts were effected in the second quarter. Although we are sharply cutting costs in all departments, the Company has thus far been able to avoid curtailing product development capability.”

Taylor elaborated, “The Power Electronics Group (consisting of SL Power Electronics Corp., Teal Electronics Corp. and MTE Corporation) has been most impacted by the current economic downturn. Net sales have decreased 29% from the first half of 2008. In response, the Company sharply cut operating expenses and manufacturing payroll. Engineering and product development expenses have also been reduced; however, key strategic initiatives have not been delayed. These reductions have enabled the Group to improve gross margin and record an operating profit. Although demand remains depressed in all of its served markets, some targeted new programs are anticipated to increase sales from the first half.”

“SL Montevideo Technology was adversely impacted by lower capital investment in the commercial aerospace and industrial markets. Sales of products intended for military programs have declined slightly. Despite an overall sales decrease of 11%, SL-MTI recorded a good operating profit as a result of early cost cutting measures and productivity improvements.”

Taylor continued, “RFL Electronics also reported a decrease in business activity in the utility industry. Although demand for its products is generally less sensitive to short-term economic activity, it appears utility customers have suspended programs as they await the impact of any new federal energy legislation. While RFL has actually experienced an increase in the number of bid requests over the past six months, period activity was largely comprised of smaller maintenance orders.”

Taylor added, “Corporate and other expenses, which relate to corporate administration, strategic management and oversight, capital financing, risk management, corporate governance and controls, legal and litigation activities and public reporting expenses were $3,140,000 for the six month period ended June 30, 2009, as compared to $2,231,000 for the same period in 2008. This increase was largely caused by non-cash compensation expenses and an insurance premium adjustment. Not including these non-cash charges, corporate and other expenses increased $101,000 from prior year.”

Taylor stated, “It is never satisfying to downsize a business. Management remains focused on prudently managing the Company’s operations and assets during the current economic downturn, while continuing to invest in new customer programs. Personnel and overhead expenses have been reduced and non-essential capital expenditures have been postponed. As a result, not including restructuring charges, the Company’s continuing operations have been able to achieve breakeven for the year, despite a sales decline of 24%. Moreover, as of June 30, 2009 the Company maintained a cash balance of approximately $2,900,000 with no outstanding bank debt. For the six months ended June 30, 2009, cash provided by operating activities from continuing operations was $3,472,000, compared to $1,800,000 for the same period in 2008. The net change in cash for the six months ended June 30, 2009 was $2,389,000, compared to a decrease in cash of $733,000 for the same period last year.”

Taylor concluded, “We believe the actions we are taking will enable the Company to compete more effectively and realize accelerated growth when the economy improves. I would like to thank the hard work and dedication of all of the Company’s employees during this difficult period.”

“On June 3, the Company held its Annual Shareholder’s Meeting, at which time shareholders re-elected all of the directors standing for re-election by margins exceeding 80%. On behalf of the entire Board of Directors, we thank our shareholders for their continued support.”

About SL Industries, Inc.

SL Industries, Inc. designs, manufactures and markets power electronics, power motion, power protection, teleprotection and communications equipment and systems that is used in a variety of medical, aerospace, computer, datacom, industrial, telecom, transportation and electric power utility applications.  For more information about SL Industries, Inc. and its products, please visit the Company’s web site at www.slindustries.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following:  the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports.  In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:
David Nuzzo, Chief Financial Officer
E-mail:  David.Nuzzo@slindustries.com
Phone:  856-727-1500, ext. 5515
Facsimile:  856-727-1683

SL INDUSTRIES, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,893	$504
Receivables, net	21,402	25,496
Inventories, net	20,778	21,578
Other current assets	6,281	6,063
Total current assets	51,354	53,641

Property, plant and equipment, net	9,988	10,648
Intangible assets, net	28,147	28,600
Other assets	8,009	8,397
Total assets	$97,498	$101,286

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities	$22,839	$26,419
Long term debt	0	0
Other liabilities	9,772	10,007
Shareholders' equity	64,887	64,860
Total liabilities and shareholders' equity	$97,498	$101,286

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net sales	$34,956	$48,734	$71,188	$94,096

Cost and expenses:
Cost of products sold	23,559	33,697	47,904	64,269
Engineering and product development	2,973	3,535	6,224	6,998
Selling, general and administrative	7,420	7,594	14,777	15,842
Depreciation and amortization	918	925	1,816	1,841
Restructuring charges	534	0	534	0
Total cost and expenses	35,404	45,751	71,255	88,950

(Loss) income from operations	(448)	2,983	(67)	5,146
Other income (expense):
Amortization of deferred financing costs	(47)	(22)	(95)	(44)
Interest income	2	5	6	15
Interest expense	(13)	(45)	(47)	(168)

(Loss) income from continuing operations before income taxes	(506)	2,921	(203)	4,949

Income tax (benefit) provision	(159)	922	(101)	1,603
(Loss) income from continuing operations	(347)	1,999	(102)	3,346
(Loss) from discontinued operations, net of tax	(87)	(241)	(283)	(453)
Net (loss) income	$(434)	$1,758	$(385)	$2,893

Basic net (loss) income per common share
(Loss) income from continuing operations	$(0.06)	$0.34	$(0.02)	$0.57
(Loss) from discontinued operations, net of tax	(0.01)	(0.04)	(0.05)	(0.08)
Net (loss) income	$(0.07)	$0.30	$(0.06)*	$0.49

Diluted net (loss) income per common share
(Loss) income from continuing operations	$(0.06)	$0.34	$(0.02)	$0.56
(Loss) from discontinued operations, net of tax	(0.01)	(0.04)	(0.05)	(0.08)
Net (loss) income	$(0.07)	$0.30	$(0.06)*	$0.48

Shares used in computing basic net (loss) income per common share	6,002	5,862	5,968	5,857
Shares used in computing diluted net (loss) income per common share	6,002	5,955	5,968	5,965

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net (loss) income	$(434)	$1,758	$(385)	$2,893
Other comprehensive (loss), net of tax:
Foreign currency translation	(1)	(131)	(9)	(173)
Comprehensive (loss) income	$(435)	$1,627	$(394)	$2,720

* Earnings per share does not total due to rounding.